EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of January 10, 2025

Lagos Capital Corp

By:	/s/ Acacio Roboredo
Name: Acacio Roboredo
Title: Director

[Signature Page to Joint Filing Agreement (Schedule 13D)]

Luiz Alves Paes de Barros

By:	/s/ Luiz Alves Paes de Barros
Name: Luiz Alves Paes de Barros

[Signature Page to Joint Filing Agreement (Schedule 13D)]